Exhibit 16

June 26, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Re:	METWOOD, INC.

File No. 000-05391

We have read the statements made by Metwood, Inc. which were provided to us and which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of its Form 8-K/A, regarding the change in certifying accountant. We agree with the statements concerning our firm in such Current Report on Form 8-K/A. We have no basis to agree or disagree with other statements made under Item 4.01.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K/A.

Yours very truly,

/s/ Lake & Associates CPA’s LLC
Lake & Associates CPA’s LLC

Boca Raton, Florida